EXHIBIT 99.1








                             WARRANT AGREEMENT

                        Dated as of November 7, 2006

                               by and between

                              INPHONIC, INC.,

                           GOLDMAN, SACHS & CO.,

                        CITICORP NORTH AMERICA, INC.

                                    and

                         AP INPHONIC HOLDINGS, LLC

                             WARRANT AGREEMENT

                             TABLE OF CONTENTS

                                                                          Page

SECTION 1.     DEFINITIONS...................................................1

SECTION 2.     WARRANT CERTIFICATES..........................................3

SECTION 3.     ISSUANCE OF WARRANTS..........................................3

SECTION 4.     EXECUTION OF WARRANT CERTIFICATES.............................3

SECTION 5.     WARRANTS REGISTER.............................................4

SECTION 6.     REGISTRATION OF TRANSFERS AND EXCHANGES.......................4

SECTION 7.     TERMS OF WARRANTS; EXERCISE OF WARRANTS.......................6

SECTION 8.     EXCHANGE OF WARRANTS; TERMS OF EXCHANGE.......................7

SECTION 9.     PAYMENT OF TAXES..............................................8

SECTION 10.    MUTILATED OR MISSING WARRANT CERTIFICATES.....................8

SECTION 11.    RESERVATION OF WARRANT SHARES.................................9

SECTION 12.    ADJUSTMENT OF NUMBER OF WARRANT SHARES........................9
              (a)   Adjustments for Change in Common Stock..................10
              (b)   Adjustment for Rights Issue.............................10
              (c)   Superseding Adjustment..................................11
              (d)   Adjustment for Dividends and Other Distributions........12
              (e)   Current Market Price....................................13
              (f)   No Amendments...........................................13
              (g)   Voluntary Increases.....................................13
              (h)   When De Minimis Adjustment May Be Deferred..............14
              (i)   Consolidation, Merger, Reorganization or
                    Recapitalization of the Company.........................14
              (j)   Consideration Received..................................14
              (k)   When Issuance or Payment May Be Deferred................15
              (l)   Form of Warrants........................................15
              (m)   Adjustment in Exercise Price............................15

SECTION 13.    OBTAINING STOCK EXCHANGE LISTING.............................15

SECTION 14.    REGISTRATION RIGHTS..........................................16
              (a)   S-3 Registration........................................16
              (b)   Demand Registrations....................................16
              (c)   Holdback Agreements; Restrictions on Public Sale by
                    Holders of Warrant Shares...............................19
              (d)   Piggyback rights........................................19
              (e)   Other Registration......................................21
              (f)   Registration Procedures.................................21
              (g)   Registration Expenses...................................23
              (h)   Indemnification by the Company..........................24
              (i)   Postponement or Suspension of Registration..............24
              (j)   Default Warrant.........................................25
              (k)   Governmental Filings....................................26

SECTION 15.    LIMITATION ON OWNERSHIP OF COMMON STOCK......................26

SECTION 16.    FRACTIONAL INTERESTS.........................................26

SECTION 17.    NOTICES TO WARRANT HOLDERS; RIGHTS OF
               WARRANT HOLDERS..............................................27

SECTION 18.    NOTICES......................................................28

SECTION 19.    SUPPLEMENTS AND AMENDMENTS...................................29

SECTION 20.    SUCCESSORS...................................................29

SECTION 21.    EXPIRATION OF WARRANTS; TERMINATION..........................29

SECTION 22.    GOVERNING LAW................................................30

SECTION 23.    BENEFITS OF THIS AGREEMENT...................................30

SECTION 24.    HEADINGS.....................................................30

SECTION 25.    SUBMISSION TO JURISDICTION...................................30

SECTION 26.    WAIVER OF JURY TRIAL.........................................30

SECTION 27.    SERVICE OF PROCESS...........................................31

SECTION 28.    COUNTERPARTS.................................................31

EXHIBIT A.     FORM OF WARRANT CERTIFICATE.................................A-1

EXHIBIT B.     FORM OF TRANSFER............................................B-1

SCHEDULE A     ISSUANCE OF WARRANTS .......................................A-1

          WARRANT AGREEMENT, dated as of November 7, 2006, by and between InPhonic, Inc., a Delaware corporation (the "Company"), Goldman, Sachs & Co. , Citicorp North America, Inc. and AP InPhonic Holdings, LLC (each a "Purchaser", and collectively, the "Purchasers").

                                  RECITALS
                                  --------

          WHEREAS, the Company proposes to issue 1,250,000 stock purchase warrants (the "Warrants"), which in the aggregate entitle the holders thereof to purchase up to 1,250,000 shares of common stock of the Company (the "Common Stock") (the Common Stock issuable upon exercise of the Warrants, the "Warrant Shares"), which constitute approximately 2.72% of the Common Stock outstanding on the date hereof (on a fully-diluted basis), after giving effect to the exercise of such Warrants and all options, warrants, and rights to acquire Common Stock and the conversion of all restricted stock awards for the maximum number of common shares obtainable whether or not such convertible securities are then convertible; and

          WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the terms and conditions of the Warrants.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

          SECTION 1. DEFINITIONS

          As used in this Agreement, the following capitalized terms will have the respective meanings:

          "Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Agreement" and all references thereto means this Warrant Agreement as it may from time to time be amended, supplemented or modified.

          "Applicable Share" shall have the meaning set forth in Section
12(e).

          "Board" means the Board of Directors of the Company.

          "Business Day" means any day other than Saturday or Sunday and any day on which the Commission is not open for business.

          "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

          "Closing Date" means November 7, 2006.

          "Code" shall have the meaning set forth in Section 8.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" shall have the meaning set forth in the Recitals.

          "Company" shall have the meaning set forth in the preamble to this Agreement.

          "Company Notice" shall have the meaning set forth in Section
14(b).

          "Current Market Price" shall have the meaning set forth in
Section 12(e).

          "Default Warrants" shall have the meaning set forth in Section
14(j).

          "Demand" shall have the meaning set forth in Section 14(b).

          "Demand Registration" shall have the meaning set forth in Section
14(b).

          "Exchange Right" shall have the meaning set forth in Section 8.

          "Exercise Price" shall have the meaning set forth in Section 7.

          "Exercise Rate" shall have the meaning set forth in Section 12.

          "Expiration Date" means November 7, 2011 or, if such day is not a Business Day, the next succeeding Business Day.

          "GS" shall have the meaning set forth in Section 15.

          "Person" means any individual, corporation, partnership, limited liability company, association, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

          "Piggy-Back Registration" shall have the meaning set forth in
Section 14(d).

          "Piggy-Back Registration Rights" shall have the meaning set forth in Section 14(d).

          "Prospectus" means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Warrant Shares covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

          "Purchaser" or "Purchasers" shall have the meaning set forth in the preamble to this Agreement.

          "Register Office" shall have the meaning set forth in Section 6.

          "Registration Statement" means any registration statement of the Company which covers any of the Warrant Shares pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.

          "S-3 Registration" shall have the meaning set forth in Section
14(a).

          "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

          "Suspension Notice" shall have the meaning set forth in Section
14(i).

          "Transaction" shall have the meaning set forth in Section 12(i).

          "Transfer Agent" shall have the meaning set forth in Section 11.

          "Warrant holder(s)" or "holders of Warrant certificates" means, in each case, registered holders of Warrant certificates.

          "Warrants" shall have the meaning set forth in the Recitals.

          "Warrant Shares" shall have the meaning set forth in the Recitals.

          SECTION 2. WARRANT CERTIFICATES

          The Warrant certificates to be issued and delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto.

          SECTION 3. ISSUANCE OF WARRANTS

          The Company, simultaneously with the Closing Date, shall deliver to each Purchaser duly executed Warrant certificates registered in the name of each Purchaser for the purchase of the number of Warrant Shares set forth opposite the name of such Purchaser on Schedule A to this Agreement. Warrant certificates shall be dated the date of issuance by the Company.

          SECTION 4. EXECUTION OF WARRANT CERTIFICATES

          Warrant certificates evidencing Warrants, each Warrant to purchase initially one share of Common Stock, shall be duly executed, on the Closing Date, by the Company and delivered to the registered holders of the Warrants in accordance with the provisions of Section 3. Warrant certificates shall be signed on behalf of the Company by its Chairman of the Board, or its President, a Vice President or by its Secretary or an Assistant Secretary under its corporate seal. Each such signature upon the Warrant certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President, Vice President, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant certificates and, for that purpose, the Company may adopt and use the facsimile signature of any Person who shall have been Chairman of the Board, President, Vice President, Secretary or Assistant Secretary, notwithstanding the fact that at the time the Warrant certificates shall be delivered or disposed of such Person shall have ceased to hold such office. In case any officer of the Company who shall have signed any of the Warrant certificates shall cease to be such officer before such Warrant certificates shall have been delivered or disposed of by the Company, such Warrant certificates nevertheless may be delivered or disposed of as though such Person had not ceased to be such officer of the Company. Any Warrant certificate may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Warrant certificate, shall be a proper officer of the Company to sign such Warrant certificate, although at the date of the execution of this Agreement any such Person was not such an officer.

          SECTION 5. WARRANTS REGISTER

          The Company shall number and register the Warrant certificates in a register as they are issued by the Company. The Company may deem and treat the registered holder(s) of the Warrant certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes, and the Company shall not be affected by any notice to the contrary. The Company shall keep copies of this Agreement available for inspection by the registered Warrant holders during normal business hours and upon reasonable notice at the Register Office.

          SECTION 6. REGISTRATION OF TRANSFERS AND EXCHANGES

          The Company shall cause to be kept at its principal office (the "Register Office") a register in which the Company shall provide for the registration of Warrant certificates and of transfers or exchanges of Warrant certificates at the Warrant holder's option. The Company shall promptly register the transfer of any outstanding Warrant certificates, in the records to be maintained by it for that purpose, upon surrender thereof. Upon any such registration of transfer, a new Warrant certificate shall be issued to the transferee(s) and the surrendered Warrant certificate shall be canceled by the Company. Canceled Warrant certificates shall thereafter be disposed of in a manner satisfactory to the Company in accordance with any applicable laws. Whenever any Warrant certificates are surrendered for exchange, the Company shall execute and deliver the Warrant certificates that the Warrant holder making the exchange is entitled to receive. All Warrant certificates issued upon any registration of transfer or exchange of Warrant certificates in accordance with the provisions of this Section 6 shall be the valid obligations of the Company, evidencing the same obligations and entitled to the same benefits under this Agreement, as the Warrant certificates surrendered for such registration of transfer or exchange. Every Warrant certificate surrendered for registration of transfer or exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in the form of Exhibit B attached hereto, duly executed by the Warrant holder or its attorney duly authorized in writing. No service charge will be made for any registration of transfer or exchange upon surrender of Warrant certificates or any issuance of Warrant certificates pursuant to Section 3 or this Section 6, but the Company may require payment of a sum sufficient to cover any stamp or other governmental charge or tax which may be imposed in connection with any such transfer or exchange before registering any such transfer or exchange or issuing or delivering any Warrant certificates. Any Warrant certificate when duly endorsed in blank (with signature guaranteed) shall be deemed negotiable. The holder of any Warrant certificate duly endorsed in blank may be treated by the Company and all other Persons dealing therewith as the absolute owner thereof for any purpose and as the Person entitled to exercise the rights represented thereby, or to the transfer thereof on the register of Warrants maintained by the Company, any notice to the contrary notwithstanding; but until such transfer on such register, the Company may treat the registered Warrant holder as the owner for all purposes.

          The Warrant holders agree that they shall give five (5) Business Days prior written notice to the Company of any proposed transfer of the Warrants or of the Warrant Shares, if such transfer is not made pursuant to an effective registration statement under the Securities Act prior to (X) the date which is two years (or such shorter period as may be prescribed by Rule 144(k) (or any successor provision thereto)) after the later of the date of original issuance of the Warrants and the last date on which the Company or any affiliate of the Company was the owner of such Warrants, or any predecessor thereto, and (Y) such later date, if any, as may be required by any subsequent change in applicable law, the Warrant holders shall deliver to the Company:

               (1) (a) an opinion of counsel reasonably acceptable to the Company that the Warrant or Warrant Shares may be transferred without registration under the Securities Act or (b) in the case of a transfer
     (x) to a "qualified institutional buyer" (as defined in Rule 144A under the Act) in a transaction complying with Rule 144A, (y) to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Act) or (z) outside the United States in compliance with Rule 904 under the Act, such certificates or letters, containing such representations and agreements, as are customary for such transactions and reasonably requested by the Company to demonstrate compliance with such exemption from the Act;

               (2) an agreement by such transferee to the impression of the restrictive investment legend set forth below on the Warrant or the Warrant Shares to the extent required; and

               (3) an agreement by such transferee to be bound by the provisions of this Agreement.

          In addition to any other legend which may be required by applicable law, each Warrant certificate representing Warrants and each certificate representing Warrant Shares issued upon exercise or exchange of the Warrant shall have endorsed, to the extent appropriate, upon its face the following words:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAW, RELATING TO THE DISPOSITION OF SECURITIES, INCLUDING RULE 144.

          SECTION 7. TERMS OF WARRANTS; EXERCISE OF WARRANTS

          Subject to the terms of this Agreement, the Warrants may be exercised at any time after the date hereof and prior to the close of business on the Expiration Date. Each Warrant, when exercised in accordance with the terms hereof and upon payment in cash of the exercise price of $.01 (as adjusted pursuant to Section 12(m)) per share for the Common Stock (the "Exercise Price") will entitle the holder thereof to acquire from the Company (and the Company shall issue to such holder of a Warrant) one fully paid and non-assessable share of the Company's authorized but unissued Common Stock (subject to adjustment as provided in Section 12).

          No cash dividend shall be paid to a holder of Warrant Shares issuable upon the exercise of Warrants unless such holder was, as of the record date for the declaration of such dividend, the record holder of such Warrant Shares.

          A Warrant may be exercised upon surrender to the Company at the Register Office of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed, together with payment to the Company of the Exercise Price for each Warrant Share issuable upon the exercise of such Warrants.

          Subject to the provisions of this Section 7, upon surrender of the Warrant certificate or certificates, the Company shall issue and deliver with all reasonable dispatch, to or upon the written order of the Warrant holder and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of Warrant Shares issuable or other securities or property to which such holder is entitled hereunder upon the exercise of such Warrants, including, at the Company's option, any cash payable in lieu of fractional interests as provided in
Section 16. Such certificate or certificates shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price. The Company may issue fractional shares of Common Stock upon exercise of any Warrants in accordance with Section 16.

          The Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part (provided that Warrants shall be exercisable in multiples of 5,000 Warrants unless all of the Warrants evidenced by a particular certificate are being exercised) and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time on or prior to the Expiration Date, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Company will duly execute and deliver the required new Warrant certificate or certificates pursuant to the provisions of Section 4 and this Section 7.

          All Warrant certificates surrendered upon exercise of Warrants shall be canceled by the Company. Such canceled Warrant certificates shall then be disposed of in a manner satisfactory to the Company and in accordance with any applicable law. The Company shall account promptly in writing with respect to Warrants exercised and all monies received for the purchase of the Warrant Shares through the exercise of such Warrants. In the event that the Company shall purchase or otherwise acquire Warrants, the Company may elect to have the Warrants canceled and retired.

          SECTION 8. EXCHANGE OF WARRANTS; TERMS OF EXCHANGE

          Subject to the terms of this Agreement, the Warrants may be exchanged in whole or in part (provided that Warrants shall be exchangeable in multiples of 5,000 Warrants unless all of the Warrants evidenced by a particular certificate are being exchanged) at any time or from time to time after the date hereof and prior to the close of business on the Expiration Date.

          The Warrant holder shall have the right to require the Company to exchange the Warrants, in whole or in part and at any time or times (the "Exchange Right"), for Warrant Shares by surrendering to the Company the certificate or certificates evidencing the number of Warrants to be exchanged, together with the form of notice of exchange on the reverse thereof duly filled in and signed. Upon exercise of the Exchange Right, the Company shall deliver to the Warrant holder (without payment of any Exercise Price by the holder of the Warrants to be exchanged) that number of Warrant Shares which is equal to the quotient obtained by dividing (x) the value of the number of Warrants being exchanged at the time the Warrants are exchanged (determined by subtracting the aggregate Exercise Price for all such Warrants immediately prior to the exchange of the Warrants from the aggregate Current Market Price (determined pursuant to Section 12(e)) of that number of Warrant Shares purchasable upon exercise of such Warrants immediately prior to the exchange of the Warrants (taking into account all applicable adjustments pursuant to Section 12) by (y) the Current Market Price of one share of Common Stock immediately prior to the exchange of the Warrants.

          No cash dividend shall be paid to a holder of Warrant Shares issuable upon the exchange of Warrants unless such holder was, as of the record date for the declaration of such dividend, the record holder of such Warrant Shares.

          Subject to the provisions of this Section 8, upon surrender of the Warrant certificate or certificates, the Company shall issue and deliver with all reasonable dispatch, to or upon the written order of the Warrant holder and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of Warrant Shares issuable or other securities or property to which such holder is entitled hereunder upon the exchange of such Warrants, including, at the Company's option, any cash payable in lieu of fractional interests as provided in
Section 16. Such certificate or certificates shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants pursuant to the Exchange Right. The Company may issue fractional shares of Common Stock upon exchange of any Warrants in accordance with Section 16.

          The Warrants shall be exchangeable, at the election of the holders thereof, either in full or from time to time in part (provided that Warrants shall be exchangeable in multiples of 5,000 Warrants unless all of the Warrants evidenced by a particular certificate are being exchanged) and, in the event that a certificate evidencing Warrants is exchanged in respect of fewer than all of the Warrant Shares issuable on such exchange at any time on or prior to the Expiration Date, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Company will duly execute and deliver the required new Warrant certificate or certificates pursuant to the provisions of Section 4 and this Section 8.

          All Warrant certificates surrendered upon exchange of Warrants shall be canceled by the Company. Such canceled Warrant certificates shall then be disposed of in a manner satisfactory to the Company and in accordance with any applicable law. The Company shall account promptly in writing with respect to Warrants exchanged and all monies received for the acquisition of the Warrant Shares through the exchange of such Warrants.

          The Company and the Warrant holder each agree to treat any exchange made pursuant to the provisions of this Section 8 as a tax-free recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code") pursuant to a plan of reorganization within the meaning of Section 354 of the Code including by making all required tax filings in a manner that is consistent with such treatment.

          SECTION 9. PAYMENT OF TAXES

          The Company will pay all taxes and other governmental charges attributable to the initial issuance of Warrant Shares upon the exercise or exchange of Warrants; provided, however, that the Company shall not be required to pay any such taxes or charges which may be payable in respect of any transfer involved in the issue of any Warrant certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant certificate surrendered upon the exercise or exchange of a Warrant, and the Company shall not be required to issue or deliver such Warrant certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such taxes or charges or shall have established to the satisfaction of the Company that such taxes or charges have been paid.

          SECTION 10. MUTILATED OR MISSING WARRANT CERTIFICATES

          In case any of the Warrant certificates shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue in exchange and substitution for and upon cancellation of the mutilated Warrant certificate, or in lieu of and substitution for the Warrant certificate lost, stolen or destroyed, a new Warrant certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant certificate and indemnity and security therefor, if requested, also satisfactory (provided that if the Warrant holder is a Purchaser, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory) to the Company. Applicants for such substitute Warrant certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

          SECTION 11. RESERVATION OF WARRANT SHARES

          The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized Common Stock held in its treasury, that number of shares of Common Stock sufficient for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon the exercise or exchange of all outstanding Warrants.

          The Company covenants that the transfer agent for the Common Stock (which may be the Company if it is acting as transfer agent) (the "Transfer Agent") and every subsequent transfer agent for any shares of the Company's equity issuable upon the exercise or exchange of any Warrants will be irrevocably authorized and directed by the Company at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent for any shares of the Company's equity issuable upon the exercise or exchange of the Warrants. The Company will supply such Transfer Agent with duly executed stock certificates for purposes of honoring all outstanding Warrants upon exercise or exchange thereof in accordance with the terms of this Agreement and the Company will provide or otherwise make available any cash which may be payable as provided in Section 12 or 16. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto which are transmitted to each Warrant holder pursuant to Section 17.

          The Company represents, warrants and covenants that all Warrant Shares which may be issued upon exercise or exchange of Warrants have been duly authorized and will, upon payment of the Exercise Price or upon the exercise of the Exchange Right and issuance, be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof, other than restrictions on transfer pursuant to this Agreement and applicable federal and state securities laws. The Company represents, warrants and covenants that the Board has duly, validly and irrevocably approved of Goldman, Sachs & Co. and its affiliates becoming an "interested stockholder" (within the meaning) and for purposes of Section 203 of the Delaware General Corporation Law.

          SECTION 12. ADJUSTMENT OF NUMBER OF WARRANT SHARES

          Each Warrant will initially be exercisable by the holder thereof into one share of Common Stock. The number of Warrant Shares that may be purchased upon the exercise of each Warrant (the "Exercise Rate") will be subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 12. For purposes of this Section 12, the Common Stock shall mean shares now or hereafter authorized of any class of common stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

          (a) Adjustments for Change in Common Stock. If at any time after the date of this Agreement the Company:

               (1) pays a dividend or makes a distribution on its Common Stock exclusively in shares of its Common Stock;

               (2) subdivides its outstanding shares of Common Stock into a greater number of shares;

               (3) combines its outstanding shares of Common Stock into a smaller number of shares;

               (4) issues by reclassification of its Common Stock any Capital Stock of the Company; or

               (5) pays a dividend or makes a distribution on its Common Stock in shares of its Capital Stock other than Common Stock;

then the Exercise Rate in effect immediately prior to such action shall be proportionately adjusted upon occurrence of such event so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of equity of the Company which such holder would have owned immediately following such action if such Warrant had been exercised immediately prior to such action (or, in the case of a dividend or distribution of Common Stock, immediately prior to the record date therefor). An adjustment made pursuant to this Section 12(a) shall become effective immediately after the distribution date, retroactive to the record date therefor in the case of a dividend or distribution in shares of Common Stock or other shares of its equity, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If upon exercise of a Warrant after an adjustment to the Exercise Rate pursuant to clauses (4) or (5) of this
Section 12(a), the holder of such Warrant may receive shares of two or more classes or series of equity of the Company, the exercise rights and the Exercise Rate of each class of equity shall thereafter be subject to further adjustment on terms comparable to those applicable to the Common Stock in this Section 12. The adjustment pursuant to this Section 12(a) shall be made successively each time that any event listed in this Section 12(a) above shall occur.

          (b) Adjustment for Rights Issue. In case the Company shall issue to all (or substantially all) holders of Common Stock (other than a distribution covered by paragraph (a) of this Section 12), or shall make a dividend or other distribution to all (or substantially all) holders of Common Stock, consisting exclusively of (i) rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock (provided, however, that no adjustment shall be made under this Section 12(b) upon the exercise of such rights, options or warrants) or (ii) securities convertible into or exchangeable for Common Stock (including, without limitation, any rights issuance concurrent with the issuance of Warrants) (provided, however, that no adjustment shall be made under this
Section 12(b) upon the conversion or exchange of such securities (other than issuances specified in (i) or (ii) which are made as the result of anti-dilution adjustments set forth in such securities)) at a price per share (determined in the case of such rights, options, warrants or convertible or exchangeable securities, by dividing (x) the total consideration payable to the Company upon exercise, conversion or exchange of such rights, options, warrants or convertible or exchangeable securities, by (y) the total number of shares of such class or series of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) less than the Current Market Price (as determined in accordance with paragraph (e) of this Section 12) on the date fixed for the determination of shareholders entitled to receive such rights, options, or warrants or convertible or exchangeable securities, the number of Warrant Shares for which each Warrant may be exercised shall be determined (and the Exercise Rate shall be appropriately adjusted) by multiplying the number of Warrant Shares issuable upon exercise of such Warrant immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such rights, options or warrants, or convertible or exchangeable securities, by a fraction (not less than one) the numerator of which shall be the number of fully diluted shares of Common Stock outstanding immediately after giving effect to such dividend or other distribution (and assuming that such rights, options, warrants or convertible or exchangeable securities had been fully exercised or converted, as the case may be) and the denominator of which shall be the number of fully diluted shares of Common Stock outstanding at the close of business on the date fixed for the determination of shareholders entitled to receive such rights, options, or warrants or convertible or exchangeable securities plus the number of shares of Common Stock which the aggregate consideration (as determined in good faith by the Board) that would be received by the Company for the additional shares of Common Stock to be issued, purchased or subscribed for upon exercise of such rights, options or warrants or upon conversion or exchange of such convertible or exchangeable securities would purchase at the Current Market Price (as determined in accordance with paragraph (e) of this Section 12) on the date fixed for the determination of shareholders entitled to receive such rights, options or warrants, or convertible or exchangeable securities. For the purposes of this paragraph (b), the number of shares of Common Stock at any time outstanding shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Stock. This paragraph
(b) does not apply to the issuance of Common Stock upon the exercise of any such rights, options or warrants or the conversion or exchange of any such convertible or exchangeable securities for consideration per share of Common Stock less than the Current Market Price, so long as the Warrant holders participate in such offering on the same basis as other stockholders of the Company (as if such Warrant holders had exercised their Warrants immediately prior to the record date relating to such offering, but without requiring any such exercise). The adjustment pursuant to this
Section 12(b) shall be made successively each time that any event listed in this Section 12(b) above shall occur and shall be effective immediately after the record date for the determination of stockholders entitled to receive such rights, options, warrants or convertible or exchangeable securities.

          (c) Superseding Adjustment. If, at any time (x) after any adjustment in the number of shares issuable upon exercise of the Warrants shall have been made pursuant to Section 12(b) on the basis of the issuance of rights, options or warrants entitling the holders thereof to subscribe for or purchase Common Stock or securities convertible into or exchangeable for Common Stock, or (y) after new adjustments in the number of shares issuable upon exercise of the Warrants shall have been made pursuant to this Section 12(c),

               (1) the right of conversion, exercise or exchange in such rights, options or warrants, or convertible or exchangeable securities shall expire, and the right of conversion, exercise or exchange in respect of any or all of such rights, options or warrants, or convertible or exchangeable securities shall not have been exercised, and/or

               (2) the consideration per share for which shares of Common Stock are issuable pursuant to the terms of such rights, options or warrants, or convertible or exchangeable securities shall be increased or decreased by virtue of provisions therein or by virtue of the conversion rate or exchange rate of such security being changed upon the arrival of a specified date or the happening of a specified event or by agreement between the Company and the holders of such securities, such previous adjustment shall be rescinded and annulled. Thereupon, a recomputation shall be made of the effect of such rights, options or warrants, or convertible or exchangeable securities on the basis of

               (3) treating the number of shares of Common Stock, if any, theretofore actually issued or issuable pursuant to the previous exercise of such right of conversion, exercise or exchange as having been issued on the date or dates of such exercise and for the consideration actually received or receivable therefor, and treating the rights, options or warrants, or convertible or exchangeable securities which have expired and shall not have been exercised as if such securities had not been issued, and

               (4) with respect to securities as to which the consideration per share of Common Stock has been changed, treating any such rights, options or warrants or convertible or exchangeable securities which then remain outstanding as having been granted or issued immediately after the time of such increase or decrease for the consideration per share for which shares of Common Stock are issuable under such rights, options or warrants or convertible or exchangeable securities, and in each such case, a new adjustment in the number of shares issuable upon exercise of the Warrants shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled. No adjustment in the number of shares issuable upon exercise of the Warrants pursuant to this Section 12(c) shall change the number of or otherwise affect any shares of Common Stock issued prior to such adjustment upon exercise of the Warrants.

          (d) Adjustment for Dividends and Other Distributions. In case the Company shall make a dividend or other distribution on the Common Stock (other than a distribution covered by any of paragraphs (a), or (b) of this Section 12), each Warrant holder shall be entitled to receive (and the Company shall pay and/or distribute) the cash, stock or other securities or property to which the Warrant holder would have been entitled by way of dividends and distributions if the Warrant holder had exercised its Warrant(s) immediately prior to the declaration of such dividend or the making of such distribution (or, if earlier, the record date therefor) so as to be entitled thereto. Except as provided in this Section 12, no adjustment as to dividends will be made upon the exercise of the Warrants pursuant to Section 7 or exchange of the Warrants pursuant to Section 8.

          (e) Current Market Price. For the purpose of any computation under Section 8 or this Section 12, the current market price (the "Current Market Price") per share of Common Stock of the Company or any other security (the "Applicable Share") on any date shall be deemed to be the average of the daily closing prices of such Applicable Share on the principal national securities exchange on which the Applicable Shares are listed or admitted to trading or, if the Applicable Shares are not so listed, the average daily closing bid prices of such Applicable Shares on the Nasdaq National Market System if the Applicable Shares are quoted thereon or, if not quoted on the Nasdaq National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose, in any such case, for the twenty (20) consecutive trading days ending on the day before the date in question. If, on any date on which computation of the Current Market Price is to be made hereunder, the Applicable Shares are not so listed or quoted on a national securities exchange or the Nasdaq National Market System or the over-the-counter market (or if the market price is not determinable for at least ten (10) Business Days in such period), the Current Market Price (except as otherwise provided herein) shall be determined by the Board in good faith.

          (f) No Amendments. The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrant holders thereof against dilution or other impairment. Without limiting the generality of the foregoing, the Company (i) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non assessable Common Stock on the exercise of the Warrants from time to time outstanding and (ii) will not take any action which results in any adjustment of the number of Warrant Shares if the total number of shares of Common Stock issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Common Stock then authorized by the Company's certificate of incorporation and available for the purposes of issuance upon such exercise.

          (g) Voluntary Increases. The Company may, but shall not be obligated to, make such increases in the number of Warrant Shares, in addition to those required by paragraphs (a) through (c) of this Section 12, as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event; provided that no such adjustment shall be made without the consent of the holders of the Warrants if such adjustment would result in the increase of income tax liabilities of such holders.

          (h) When De Minimis Adjustment May Be Deferred. No adjustment in the number of Warrant Shares shall be required unless such adjustment (plus any other adjustments not previously made by reason of this paragraph (h)) would require an increase or decrease of at least 1.0% in the number of Warrant Shares; provided, however, that any adjustments which by reason of this paragraph (h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

          (i) Consolidation, Merger, Reorganization or Recapitalization of the Company. In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets, liquidation or recapitalization of the Common Stock, not subject to adjustment under any of the paragraphs (a) through (g) of this Section 12) in which the previously outstanding Common Stock shall be converted or changed into or exchanged for different securities of the Company or Common Stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing (each such transaction being herein called a "Transaction"), then, as a condition of the consummation of the Transaction, lawful and adequate provision shall be made so that each holder of a Warrant, upon the exercise thereof at any time on or after the consummation of the Transaction, shall be entitled to receive, and such Warrant shall thereafter represent the right to receive, in lieu of the Common Stock issuable upon such conversion prior to such consummation, the securities, cash or other property to which such holder would have been entitled upon consummation of the Transaction if such holder had exercised such Warrant immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 12). The Company will not effect any Transaction unless prior to the consummation thereof each corporation or entity (other than the Company) which may be required to deliver any securities or other property upon the exercise of the Warrants as provided herein shall assume in a written agreement the obligation to deliver to such holder such securities or other property as in accordance with the foregoing provisions such holder may be entitled to receive and agreeing and confirming that all of the outstanding Warrants and this Agreement shall continue in full force and effect, enforceable against the Company and such corporation or entity in accordance with the terms thereof and hereof. The foregoing provisions of this Section 12(i) shall similarly apply to successive mergers, consolidations, sales of assets, liquidations and recapitalizations.

          (j) Consideration Received. For purposes of any computation respecting consideration received pursuant to this Section 12, the following shall apply:

               (1) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

               (2) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof (as determined in good faith by the Board); and

               (3) in the case of the issuance of securities convertible into or exchangeable for shares, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (1) and (2) of this paragraph (j)).

          (k) When Issuance or Payment May Be Deferred. In any case in which this Section 12 shall require that an adjustment in the Exercise Rate be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other equity of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other equity of the Company, if any, issuable upon such exercise on the basis of the Exercise Rate and (ii) paying to such holder any amount in cash in lieu of a fractional share pursuant to Section 16; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional Warrant Shares, other equity and cash upon the occurrence of the event requiring such adjustment.

          (l) Form of Warrants. Irrespective of any adjustments in the Exercise Price or the Exercise Rate or kind of shares or other assets purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares or other assets as are stated in the Warrants initially issuable pursuant to this Agreement. The Company, however, may at any time in its sole discretion make any change in the form of Warrant certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant certificate, and any Warrant certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant certificate or otherwise, may be in the form as so changed.

          (m) Adjustment in Exercise Price. Upon each adjustment in the number of Warrant Shares for which a Warrant is exercisable pursuant to this Section 12, the Exercise Price for such Warrant shall be adjusted to equal an amount per share of Common Stock equal to the Exercise Price before such adjustment multiplied by a fraction, of which the numerator is the number of Warrant Shares for which a Warrant is exercisable immediately before giving effect to such adjustment and the denominator of which is the number of Warrant Shares for which a Warrant is exercisable immediately after giving effect to such adjustment; provided, however, that in no event shall the Exercise Price be reduced below the par value of the Common Stock for which the Warrant is exercisable; provided, further, that if this paragraph (m) shall have any adverse impact on the intended benefit of the Warrants, the Company shall cooperate to maintain the value of such intended benefit of the Warrants, including but not limited to, establishing no par value Common Stock.

          SECTION 13. OBTAINING STOCK EXCHANGE LISTING

          The Company will use its commercially reasonable best efforts to cause the Warrant Shares, immediately upon their issuance upon the exercise of Warrants, to be listed on any domestic national securities exchange or quotation system upon which shares of Common Stock or other securities constituting Warrant Shares are listed or quoted at the time of such exercise.

          SECTION 14. REGISTRATION RIGHTS

          (a) S-3 Registration. If at any time that the Company is eligible to use Form S-3 or any successor thereto, the holders of Warrants or Warrant Shares holding not less than 25% of the Warrant Shares (including Warrants exercisable therefor) request that the Company file a Registration Statement on Form S-3 or any successor thereto for a public offering of all or any portion of the Warrant Shares held by such holders, then the Company shall use its commercially reasonable best efforts to register, as soon as reasonably practicable but in any event within forty-five (45) calendar days of such request, under the Act on Form S-3 or any successor thereto (an "S-3 Registration"), for public sale in accordance with the method of disposition specified in such notice, the number of Warrant Shares specified in such notice (or otherwise proposed to be offered in such registration); provided, however, that (i) no more than two such S-3 Registrations shall be required in any 12-month period, (ii) the Company shall have no obligation to register such Warrant Shares pursuant to this
Section 14(a) if (based on the Current Market Price) the number of Warrant Shares specified in such notice would not yield gross proceeds to the selling holders of at least $2,000,000 (based on the Current Market Price), and (iii) the Company shall not be required to cause an S-3 Registration to become effective prior to April 30, 2007. Whenever the Company is required by this Section 14 to use its commercially reasonable best efforts to effect the registration of Warrant Shares, each of the procedures and requirements of Sections 14(b), 14(c), 14(f) and 14(i) (including but not limited to the requirement that the Company notify all holders from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration. There is no limitation on the number of registrations pursuant to this Section 14(a) that the Company is obligated to effect.

          (b) Demand Registrations.

               (1) At any time the Company is not eligible to use Form S-3 or any successor thereto, the holders of Warrants or Warrant Shares holding not less than 25% of the Warrant Shares (including Warrants exercisable therefor) not (i) theretofore effectively registered under the Act and disposed of in accordance with the Registration Statement covering any such Warrants and Warrant Shares or (ii) then saleable by the holder thereof pursuant to Rule 144(k) under the Act shall be entitled to make up to four (4) written requests (each, a "Demand") of the Company to register all or part of their Warrant Shares (including Warrant Shares issuable upon exercise of their Warrants), under the Act (a "Demand Registration") on a Registration Statement on Form S-1 or any successor thereof for a public offering of all or any portion of the Warrant Shares held by such holder(s) for sale in accordance with the method of disposition specified in such notice, provided, however, that (i) no Demand may be made until at least one hundred eighty (180) calendar days after the effective date of a previous S-3 Registration or a previous registration under which the initiating holders had Piggy-Back Registration Rights and (ii) the Company shall have no obligation to register such Warrant Shares pursuant to this Section 14(b) if (based on the Current Market Price) the number of Warrant Shares specified in such notice (or otherwise proposed to be offered in such registration) would not yield gross proceeds to the selling holders of at least $2,000,000 (based on the Current Market Price).

               Within ten (10) calendar days after receipt of such Demand, the Company will serve written notice thereof (the "Company Notice") to all other holders of Warrants and Warrant Shares. Subject to the provisions of the next succeeding paragraph, the Company shall include in such Demand Registration all Warrant Shares with respect to which the Company receives written requests for inclusion within fifteen (15) calendar days after the delivery of the Company Notice.

               If any of the Warrant Shares registered pursuant to a Demand Registration are to be sold in one or more firm commitment underwritten offerings, the Company will also provide written notice to holders of securities of the Company other than the holders of the Warrants and the Warrant Shares, if any, who have piggyback registration rights with respect thereto and will permit all such holders who request to be included in the Demand Registration to include any or all securities of the Company held by such holders in such Demand Registration on the same terms and conditions as the Warrant Shares. Notwithstanding the foregoing, if the managing underwriter or underwriters of the offering to which such Demand Registration relates advises the Company that the total amount of Warrant Shares and securities that such holders of securities of the Company (other than holders of the Warrant Shares) intend to include in such Demand Registration is in the aggregate such as to materially and adversely affect the success of such offering and/or exceeds the number of securities which can be sold in such offering, then (i) first, the amount of securities to be offered for the account of the holders of such other securities of the Company will be reduced, to zero if necessary (pro rata among such holders on the basis of the amount of such other securities to be included therein by each such holder), and (ii) second, the number of Warrant Shares included in such Demand Registration will, if necessary, be reduced and there will be included in such firm commitment underwritten offering only the number of Warrant Shares that, in the opinion of such managing underwriter or underwriters, can be sold without materially and adversely affecting the success of such offering and/or exceeding the number of securities which can be sold in such offering, allocated pro rata among the holders of the Warrants and Warrant Shares on the basis of the number of Warrants or Warrant Shares held by each such holder.

               (2) Selection of Underwriter. Any Demand Registration hereunder shall be on any appropriate form under the Act permitting registration of such Warrant Shares for resale by the holders thereof in the manner or manners designated by them (including, without limitation, pursuant to one or more underwritten offerings). The determination of whether the offering will involve an underwritten offering, and the selection of investment bankers and managers, if any, and counsel for the holders, shall be made by a majority of the holders making such Demand; provided, however, that the selection of investment bankers and managers, if any, and such counsel so selected shall be reasonably satisfactory to the Company. If requested by such holders, the Company shall enter into an underwriting or purchase agreement with an investment banking firm in connection with a Demand Registration containing representations, warranties, indemnities and agreements then customarily included in underwriting or purchase agreements with respect to secondary distributions of securities.

               (3) The Company shall file a Registration Statement with respect to each Demand Registration as promptly as practicable following receipt of each Demand and use its commercially reasonable best efforts to cause the same to be declared effective as promptly as practicable following such Demand, but not later than seventy five (75) calendar days after such Demand. Unless all of the Warrant Shares covered by the registration statement have earlier been sold or withdrawn from sale, the Company shall keep any such Registration Statement effective for a period of at lease one hundred and eighty (180) calendar days after such registration statement is first declared effective plus a period equal to (y) any period during which the holders are prohibited from making sales because of any stop order, injunction or other order or requirement of the Commission or any other governmental agency or court plus (z) any period during which the right of holders to make sales pursuant to a Demand Registration is suspended pursuant to paragraph (i) of this Section 14 (the "Demand Period").

               (4) For purposes of determining whether the holders have made a Demand pursuant to Section 14(a), a registration will not count as a Demand Registration unless it is declared effective by the Commission and remains effective until the earlier of such time as all of the Warrant Shares included in such registration have been sold or disposed of or withdrawn from sale by the holders or the expiration of the Demand Period. In addition, a request for registration shall not be deemed to constitute a Demand Registration if: (i) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such Demand Registration are not satisfied other than by reason of some act or omission by the holders;
               (ii) the Company voluntarily takes any action (other than as permitted under paragraph (f) of this Section 14) that would result in the holders not being able to sell such Warrant Shares covered thereby during the Demand Period; (iii) after it has become effective, such Demand Registration becomes subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court and such order, injunction or requirement is not withdrawn or lifted within thirty (30) days, and such Demand Registration has not otherwise remained effective for the Demand Period (including effective periods both before and after the order, injunction or requirement is made or imposed); or (iv) such Demand Registration does not involve an underwritten offering and the holders shall have notified the Company in writing within ten (10) days following any delay or suspension of a Demand Registration imposed under paragraph (f) of this Section 14 by the Company that such holders have determined not to proceed; provided, however, that prior to such a delay under this clause (iv), the holders have not sold all of the Warrant Shares included in such Demand Registration.

               (5) The Company further agrees to supplement or amend the registration statement with respect to such Demand Registration, as required by the registration form utilized by the Company or by the Act or as reasonably requested (which request shall result in the filing of a supplement or amendment subject to approval thereof by the Company, which approval shall not be unreasonably withheld) by the holders or any managing underwriter of Warrant Shares to which such Demand Registration relates, and the Company agrees to furnish to the holders (and any managing underwriter) copies, in substantially the form proposed to be used and/or filed, of any such supplement or amendment prior to its being used and/or filed with the Commission.

          (c) Holdback Agreements; Restrictions on Public Sale by Holders of Warrant Shares. Each holder of Warrant Shares participating in a registered offering of such Warrant Shares pursuant to this Agreement and the Company agrees, if timely requested in writing by the managing underwriter or underwriters in an underwritten offering, not to effect any public sale or distribution of any Warrant Shares, including a sale pursuant to Rule 144 (except as part of such underwritten offering), during the period beginning ten (10) calendar days prior to, and ending one hundred and eighty (180) calendar days after, the closing date of the underwritten offering made pursuant to such Registration Statement or such shorter period as the managing underwriter shall agree to with respect to any other stockholder of the Company. Such agreement shall be in writing in form reasonably satisfactory to the Company and the managing underwriter.

          (d) Piggyback rights. If at any time the Company proposes to file a Registration Statement with the Commission respecting an underwritten offering of any shares of any class of its equity securities for its own account or for the account of a holder of securities of the Company, the Company shall give written notice to all the holders of Warrants or Warrant Shares at least ten (10) calendar days prior to the initial filing of the Registration Statement relating to such offering (the "Piggy-Back Registration"). Each holder shall have the right, within five (5) Business Days after delivery of such notice, to request in writing that the Company include all or a portion of the Warrant Shares issued or issuable upon exercise of such holder's Warrants in such Registration Statement ("Piggy-Back Registration Rights"). The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion. The Company shall include in such Underwritten Offering all of the Warrant Shares that a holder has requested be included. The underwriting agreement for such Underwritten Offering shall provide that each requesting holder shall have the right to sell its Warrant Shares to the underwriters and that the underwriters shall purchase the Warrant Shares at the price paid by the underwriters for the Common Shares sold by the Company and/or selling stockholders, as the case may be.

Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering advises the Company to the effect that the total amount of securities which such holders, the Company and any other Persons having rights to participate in such registration propose to include in such offering is such as to materially and adversely affect the success of such offering and/or exceed the number of securities which can be sold in such offering, then:

                    (1) if such registration is a primary registration on
               behalf of the Company, the Company will include therein: (x) first, up to the full amount of securities to be included therein for the account of the Company that, in the opinion of such managing underwriter or underwriters, can be sold,
               (y) second, up to the full amount of shares held by the Holders (as such term is defined in the Seventh Amended and Restated Investor Rights Agreement dated as of June 12, 2003 by and among InPhonic, Inc. and the investors thereto) that, in the opinion of such managing underwriter or underwriters, can be sold without adversely affecting the success of the offering (allocated pro rata in proportion to the number of shares held by such holders to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters) and (z) third, up to the full amount of the Warrant Shares which such holders propose to include in such registration that, in the opinion of such managing underwriter or underwriters, can be sold without adversely affecting the success of the offering (allocated pro rata in proportion to the number of Warrant Shares held by such holders to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters); and

                    (2) if such registration is an underwritten secondary
               registration on behalf of holders of securities of the Company other than the Warrant Shares, the Company will include therein: (w) first, up to the full number of securities of such Persons exercising "demand" registration rights that, in the opinion of such managing underwriter or underwriters, can be sold, (x) second, up to the full amount of shares held by the Holders (as such term is defined in the Seventh Amended and Restated Investor Rights agreement dated as of June 12, 2003 by and between InPhonic, Inc. and the investors thereto) that, in the opinion of such managing underwriter or underwriters, can be sold without adversely affecting the success of the offering (allocated pro rata in proportion to the number of shares held by such holders to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters),
               (y) third, up to the full amount of the Warrant Shares which such holders propose to include in such registration that, in the opinion of such managing underwriter or underwriters, can be sold (allocated pro rata in proportion to the number of Warrant Shares held by such holders to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters) and (z) fourth, all other securities proposed to be sold by any other Persons that, in the opinion of such managing underwriter or underwriters can be sold without adversely affecting the success of the offering (allocated pro rata among such persons in proportion to the number of securities held by such persons, or as the Company may otherwise determine).

                    (3) If any holder advises the book-runner(s) of any
               underwritten offering that the Warrant Shares covered by the Registration Statement cannot be sold in such offering within a price range acceptable to such holder, then such holder shall have the right to exclude its Warrant Shares from registration.

If any Piggy-Back Registration is an underwritten primary offering, the Company shall have the right to select the managing underwriter or underwriters to administer any such offering. The Company hereby represents and warrants that the Company is not a party to any agreement or arrangement on the date hereof providing "piggyback" registration rights with respect to shares of the Company that are required by such agreement to be included in any registered offering.

          (e) Other Registration. If the Company has previously filed a Registration Statement with respect to the Warrant Shares pursuant to
Section 14(a), Section 14(b) or Section 14(d), and if such registration has not been withdrawn or abandoned, the Company shall not be obligated to cause to become effective any other registration of any holder or holders of such securities, until a period of at least one hundred and eighty (180) calendar days from the effective date of such previous registration.

          (f) Registration Procedures.

               (1) No holder of Warrant Shares may participate in any registration which is underwritten unless such holder (i) agrees to sell such person's securities on the basis provided in any customary underwriting arrangements approved by the Company to the extent the Company is entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such customary underwriting arrangements; provided, that no such holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law; provided, further that, the liability of each such holder shall not be greater in amount than the dollar amount of the proceeds (net of any selling expenses) received by such holder from the sale of the Warrant Shares giving rise to such indemnification.

               (2) The Company shall not be obligated to cause any special audit to be undertaken in connection with any registration pursuant to this Agreement unless such audit is required by the Commission or requested by the underwriters in connection with an underwritten offering with respect to such registration.

               (3) The Company shall (i) furnish without charge to each selling holder of Warrant Shares named in any Registration Statement, before filing with the Commission, such numbers of copies of any Registration Statement or any prospectus included therein or any amendments or supplements to any such Registration Statement or prospectus (including all documents incorporated by reference after the initial filing of such Registration Statement) as such selling holders of Warrant Shares may reasonably request in order to facilitate the public sale or other disposition of the Warrant Shares covered by such Registration Statement, and (ii) provide each such selling holder of Warrant Shares the opportunity to object to any information pertaining to such selling holder of Warrant Shares and its plan of distribution that is contained therein and make the corrections reasonably requested by such selling holder of Warrant Shares with respect to such information prior to filing such Registration Statement or any prospectus included therein or any amendments or supplements thereto.

               (4) The Company shall (i) obtain an opinion of counsel to the Company and updates thereof, addressed to each selling holder of the Warrant Shares covered by any Registration Statements and the underwriters, if any, participating in the underwritten offering of such Warrant Shares, covering the matters (including, without limitation, 10b-5 matters) customarily covered in opinions of counsel to the Company requested in underwritten offerings of equity securities similar to the Warrant Shares, as may be appropriate in the circumstances; and (ii) obtain "cold comfort" letters and updates thereof from the registered independent public accounting firm of the Company, addressed to such selling holder of the Warrant Shares covered by any Registration Statement and the underwriters, if any, participating in the underwritten offering of such Warrant Shares, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings of equity securities similar to the Warrant Shares, as may be appropriate in the circumstances.

               (5) The Company shall make available for inspection by any selling holder of the Warrant Shares covered by any Registration Statement, or any underwriter, if any, participating in the underwritten offering of the Warrant Shares, and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the "Inspectors"), upon written request, at the offices where normally kept, during reasonable business hours, all pertinent financial and other records and pertinent corporate documents of the Company and its subsidiaries (collectively, the "Records") as shall be reasonably necessary to enable them to exercise any applicable due diligence responsibilities, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information reasonably requested in writing by any such Inspector in connection with such due diligence responsibilities. Each Inspector shall agree that it will keep the Records confidential and not disclose any of the Records unless (i) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (ii) the information in such Records is public or has been made generally available to the public other than as a result of a disclosure or failure to safeguard by such Inspector or (iii) disclosure of such information is, in the reasonable written opinion of counsel for any Inspector, necessary in connection with any action, claim, suit or proceeding, directly or indirectly, involving or potentially involving such Inspector and arising out of, based upon, related to, or involving this Agreement, or any transaction contemplated hereby or arising hereunder.

               (6) Notwithstanding anything to the contrary elsewhere in this Agreement or the Warrants, holders of Warrants shall be entitled to specify that their exercise of Warrants pursuant to Section 7 or their exchange of Warrants pursuant to
               Section 8 may be conditioned upon the closing of the offering that is the subject of a Registration Statement pursuant to this Section 14.

          (g) Registration Expenses. The costs and expenses (other than underwriting discount or commission, fees and disbursements of holders' counsel and such fees for printing, registration and other fees as state securities officials may require any holder pay) of all registrations and qualifications under the Act, and of all other actions that the Company is required to take or effect, shall be paid by the Company (including, without limitation, all registration and filing fees, printing expenses, costs of special audits incident to or required by any such registration (subject to paragraph (g) of this Section 14), and fees and disbursements of counsel for the Company).

          (h) Indemnification by the Company. In the event of any registration (whether or not declared effective by the Commission) under the Act of any Warrant Shares, the Company hereby agrees to indemnify and hold harmless all past or present holders of Warrants or Warrant Shares and their affiliates and its and their respective directors, officers, employees, representatives and agents (collectively, the "Indemnitees") against any losses, claims, damages or liabilities, joint or several, to which any Indemnitee may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any Registration Statement under which Warrant Shares were registered under the Act, or in any preliminary prospectus or final prospectus contained therein or any amendment or supplement thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any failure or alleged failure of the Company to comply with any applicable statute, rule or regulation in connection with the Registration Statement or the offering, and will reimburse any Indemnitee for any legal or other expenses reasonably incurred by any such Indemnitee in connection with investigating or defending any such loss, claim, damage, liability or proceeding; provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, or in said preliminary or final prospectus or said amendment or supplement, in reliance upon and in conformity with written information furnished by such Person for use in the preparation thereof.

          (i) Postponement or Suspension of Registration. Subject to the provisions of this paragraph, the Company shall be entitled to postpone, for a reasonable period of time, the filing or effectiveness of, or suspend the rights of any holders to make sales pursuant to, any Registration Statement otherwise required to be prepared, filed and made and kept effective by it pursuant to Section 14(a), Section 14(b) or Section 14(d) hereunder, in the event that, and for a period of time not to exceed an aggregate of ninety (90) days in any twelve-month period, (i) the Board determines in good faith that the premature disclosure of a material event at such time would be detrimental to the business, operations or prospects of the Company or any Subsidiary and the stockholders of the Company, or
(ii) the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and the Board determines in good faith that any such disclosure would jeopardize the success of such transaction, (iii) a holder is holding Warrant Shares covered by a Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Act, upon delivery of a notice to the holders (a "Suspension Notice") of the occurrence of any event as a result of which the prospectus included in such Registration Statement, as then in effect, could reasonably be expected to include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; provided, that the Company shall promptly make corrections with respect to such untrue statement or to include such material fact required to be stated therein or necessary to make such statements not misleading in light of the circumstances then existing, or (iv) during the period starting with the date thirty (30) days prior to the Company's estimated date of filing of a registration statement pertaining to Common Stock of the Company and ending ninety (90) days following such estimated date if (A) the Company received such holder's request for registration after the Company had given written notice, made in good faith, to the holders entitled to registration pursuant to this
Section 14 that the Company was commencing to prepare a Company-initiated registration statement, (B) the Company is using its commercially reasonable best efforts to achieve such effectiveness promptly following such period and (C) the holders are entitled to participate in such registration with respect to all of the Warrant Shares held by such holder. If the Company shall postpone the filing of a Registration Statement as set forth above, it shall, as promptly as possible, deliver a certificate signed by an executive officer of the Company to the selling holders as to such determination, and the selling holders shall have the right, in the case of a postponement of the filing or effectiveness of a Registration Statement, upon the affirmative vote of the holders of not less than a majority of the Warrant Shares (or Warrants exercisable for such Warrant Shares) to be included in such Registration Statement, to withdraw the request for registration by giving written notice to the Company within 10 days after receipt of such notice. If the Company shall deliver a Suspension Notice as set forth above, the selling holders shall have the right, in the case of a suspension of the right to make sales, to receive an extension of the registration period equal to the number of days of the suspension.

          (j) Default Warrant. If (i) the Registration Statement covering the Warrant Shares required to be filed by the Company pursuant to Section 14(a) or Section 14(b) is not filed on or prior to the required date or not declared effective by the Commission on or prior to the required date, or
(ii) after the Registration Statement has been declared effective by the Commission, the Registration Statement ceases for any reason to remain continuously effective as to all securities for which it is required to be effective, or the holders are not permitted to resell their Warrant Shares for more than fifteen (15) consecutive calendar days, and for more than an aggregate of thirty (30) calendar days during any 12-month period (which need not be consecutive calendar days, provided that such number of days shall not include the fifteen (15) calendar days following the filing of any Form 8-K, Form 10-Q, or Form 10-K, or other comparable form, for purposes of filing a post-effective amendment to the Registration Statement), in each case, other than (x) in connection with a delay or suspension pursuant to paragraph (i) of this Section 14 or (y) after such time as all Warrants or Warrant Shares, as the case may be, have been disposed of thereunder or all Warrants and Warrant Shares are eligible to be sold pursuant to Rule 144(k), then, in addition to any rights that a holder may have as a holder of a Warrant, the Company will issue additional Warrants to the holders in such amounts and at such time as shall be determined pursuant to the immediately following paragraph.

          Upon and after any failure by the Company described in the immediately preceding paragraph (a "Default"), the Company shall issue to the holders of Warrants and Warrant Shares additional Warrants ("Default Warrants"), at a rate of 11,500 Default Warrants per month (based on twelve 30-day months), for each day during which one or more Defaults continues, provided, that the Company shall not be required to issue in the aggregate more than 137,500 Default Warrants. The Default Warrants shall be in the form of Exhibit A hereto and shall be governed by this Warrant Agreement. Within five (5) Business Days after the end of each month during which a Default occurred or was continuing, each holder of Warrants and Warrant Shares shall be issued Default Warrants equal to the total number of Default Warrants to be issued for such month, multiplied by a fraction, the numerator of which is the number of Warrants or Warrant Shares owned by such holder and the denominator of which is the total number of Warrants and Warrant Shares then outstanding, which shall be rounded up to the next whole share.

          (k) Governmental Filings. The Company shall assist and cooperate with any reasonable request by any holder of any Warrant which is required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise or exchange of any Warrant.

          SECTION 15. LIMITATION ON OWNERSHIP OF COMMON STOCK.

          The Company shall not repurchase shares of its Common Stock or engage in other transactions if, after giving effect to such proposed stock repurchase or other transaction, The Goldman Sachs Group, Inc. and/or Goldman, Sachs & Co. (together with their affiliates, collectively "GS") would beneficially own more than nineteen and one-half percent (19.50%) of the shares of Common Stock then outstanding (i.e., not on a fully diluted basis) (the "Cap"). In determining compliance with this Section 15, the Company shall rely on the Schedule 13-D, Schedule 13-G or similar filings made by GS with the Commission for purposes of determining the number of shares of Common Stock beneficially owned by GS at any time; provided, however, that the Company shall be entitled to determine compliance with this Section 15 assuming that GS beneficially owns no more than the same number of shares beneficially owned by GS immediately after giving effect to the issuance of the Warrants on the Closing Date, increased by any shares owned by GS as a result of actions taken by the Company (including in each case securities which are convertible into such shares). Nothwithstanding the foregoing, if the Company notifies GS of its desire to enter into a transaction that would cause GS's beneficial ownership to exceed the Cap, GS agrees to negotiate with the Company in good faith to find a mutually acceptable means for the Company to proceed with such transaction while maintaining GS's beneficial ownership at an amount that does not exceed the Cap.

          SECTION 16. FRACTIONAL INTERESTS

          The Company shall not be required to issue fractional Warrant Shares on the exercise or exchange of Warrants, although it may do so in its sole discretion. If more than one Warrant shall be presented for exercise or exchange in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise or exchange thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise or exchange of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 16, be issuable upon the exercise or exchange of any such Warrants (or specified portion thereof), the Company shall notify the Warrant holder exercising or exchanging the Warrants in writing of the amount to be paid in lieu of the fraction of a Warrant Share and concurrently shall pay to the Warrant holder an amount in cash equal to the Current Market Value per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise or exchange, multiplied by such fraction, computed to the nearest whole cent.

          SECTION 17. NOTICES TO WARRANT HOLDERS; RIGHTS OF WARRANT
HOLDERS.

          Upon any adjustment of the number of Warrant Shares pursuant to
Section 12, the Company shall promptly thereafter (i) file with the Register Office a certificate of the Senior Financial Officer of the Company (unless the Purchasers request a certificate of a firm of independent public accountants of recognized standing selected by the Board (who may be the regular auditors of the Company), in which case, the Company shall instead file with the Register Office a certificate of such independent public accountants) setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment, upon exercise of a Warrant, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, and (ii) give to each of the registered holders of the Warrant certificates at his or her address appearing on the Warrant register written notice of such adjustments by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 17.

          In case:

               (a) the Company shall authorize the issuance of any dividend or other distribution on the Common Stock, whether in cash, equity, or other securities, evidences of indebtedness or other property;

               (b) the Company shall authorize any action which would require an adjustment of the number of Warrant Shares pursuant to Section 12;

               (c) the Company shall authorize any tender offer or exchange offer by the Company for Common Stock, or Common Stock open market repurchase program, in either case, involving more than 3% of the outstanding Common Stock; or

               (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed with the Register Office and shall give to each of the registered holders of the Warrant certificates at the address appearing on the Warrant register, a written notice delivered by any method provided in Section 18, at least fifteen (15) Business Days (or ten (10) Business Days in any case specified in clause (b) above) prior to the applicable record date hereinafter specified, or, in the case of events for which there is no record date, at least fifteen (15) Business Days before the effective date of such event or the commencement of such tender offer, exchange offer, or repurchase program. Any written notice provided pursuant to this Section 17 shall state (i) the date as of which the holders of record of the Common Stock are entitled to receive any such rights, options, warrants or distribution is to be determined, or (ii) the commencement date of any tender offer, exchange offer or repurchase program for the Common Stock, or (iii) the date on which any such consolidation, merger, conveyance, transfer, reclassification, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such consolidation, merger, conveyance, transfer, reclassification, dissolution, liquidation or winding up. The failure to give the notice required by this Section 17 or any defect therein shall not affect the legality or validity of any issuance, right, option, warrant, distribution, tender offer, exchange offer, repurchase program, consolidation, merger, conveyance, transfer, reclassification, dissolution, liquidation or winding up, or the vote upon any action.

          Nothing contained in this Agreement or in any of the Warrant certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice of meetings of shareholders or the election of directors of the Company or any other matter, or any other rights of shareholders of the Company, including any right to receive dividends. In addition, the holders of Warrant certificates shall have no preemptive rights and shall not be entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs.

          SECTION 18. NOTICES

          Any notice or demand authorized by this Agreement to be given or made by the Company or by the registered holder of any Warrant certificate to the Company shall be sufficiently given or made when deposited in the mail, first class or registered, postage prepaid, addressed, or when sent via facsimile, as follows:

               InPhonic, Inc.
               1010 Wisconsin Avenue, Suite 600
               Washington D.C., 20007
               Facsimile no.:
               Attention:  Chief Financial Officer

               with copies to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, NY  10036-6522
               Facsimile no.:  212.735.2000
               Attention:  Howard Ellin.

          Any notice pursuant to this Agreement to be given by the Company to the Purchasers shall be sufficiently given when deposited in the mail, first-class or registered, postage prepaid, addressed (until another address is provided in writing by the Purchasers to the Company) to the Purchasers, or when sent via facsimile, as follows:

               Goldman, Sachs & Co. L.P.
               One New York Plaza
               New York, New York  10004
               Facsimile no.:  212.256.5474 or 212.256.4104
               Attention:  Nick Advani and Connie Shoemaker

               with copies to:

               Fried, Frank, Harris, Shriver & Jacobson LLP
               One New York Plaza
               New York, New York  10004
               Facsimile no.:  (212) 859-8587
               Attention:  F. William Reindel and Craig F. Miller

               Citicorp. North America, Inc.
               2 Penns Way, Suite 100
               New Castle, DE 19720

               AP InPhonic Holdings, LLC
               c/o Liberty Associated Partners, LP
               3 Bala Plaza East, Suite 502
               Bala Cynwyd, PA 19004
               Attn:  Scott G. Bruce, Managing Director
               610-660-4910 tel
               610-660-4920 fax

               with copies to:

               Dechert LLP
               30 Rockefeller Plaza
               New York, NY  10112
               Attn:  Henry N. Nassau and Jeffrey M. Katz
               Tel: 212-698-3500
               Fax: 212-698-3599

          SECTION 19. SUPPLEMENTS AND AMENDMENTS

          Any amendment or supplement to this Agreement shall require the written consent of the Company and registered holders of fifty percent in interest of the then outstanding Warrants (excluding any Warrants that may be held by the Company, any parent holding company of the Company, or any subsidiary or controlled affiliate thereof); provided, however, the consent of each holder of a Warrant affected shall be required for any amendment of this Section 19 or pursuant to which the Exercise Price would be increased or the number of Warrant Shares for or into which a Warrant may be exercised or exchanged would be decreased (other than in connection with a waiver of any provisions of Section 12).

          SECTION 20. SUCCESSORS

          All the covenants and provisions of this Agreement by or for the benefit of the Company, Warrant holders or holders of Warrant Shares shall bind and inure to the benefit of their respective successors and assigns hereunder.

          SECTION 21. EXPIRATION OF WARRANTS; TERMINATION

          This Agreement shall terminate on the date on which all Warrants have been exercised, exchanged or lapsed, except that the provisions of Sections 13, 14, 15, and 18 through 28 shall survive such termination. Each Warrant not (x) exercised pursuant to Section 7 or (y) exchanged pursuant to Section 8, in each case, prior to the close of business on the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

          SECTION 22. GOVERNING LAW

          THIS AGREEMENT AND EACH WARRANT CERTIFICATE ISSUED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE NY GENERAL OBLIGATION LAW).

          SECTION 23. BENEFITS OF THIS AGREEMENT

          Nothing in this Agreement shall be construed to give to any Person other than the Company, the registered holders of Warrant certificates and the holders of Warrant Shares any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company and the registered holders of the Warrant certificates. Whether or not expressly stated, references to Warrant holders or holders of Warrants shall mean and include the holders of Warrant Shares for purposes of Sections 13, 14, 15 and 17 through 28 as appropriate for the context.

          SECTION 24. HEADINGS

          The descriptive headings of the several Sections and paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meanings or interpretation of this Agreement.

          SECTION 25. SUBMISSION TO JURISDICTION

          If any action, proceeding or litigation shall be brought by the Purchasers, any holder of Warrants, any holder of Warrant Shares or the Company in order to enforce any right or remedy under this Agreement, the parties hereto hereby consent and will submit, and will cause each of its subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. The parties hereto hereby irrevocably waive any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction.

          SECTION 26. WAIVER OF JURY TRIAL

          THE PARTIES HERETO HEREBY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE WARRANTS.

          SECTION 27. SERVICE OF PROCESS

          Nothing herein shall affect the right of any holder of a Warrant to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

          SECTION 28. COUNTERPARTS

          This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                    INPHONIC, INC.


                                    By:   /s/ David A. Steinberg
                                        ----------------------------
                                        Name:  David A. Steinberg
                                        Title: CEO


                                    GOLDMAN, SACHS & CO.


                                    By:   /s/ Kenneth M. Eberts
                                        ----------------------------
                                        Name:  Kenneth M. Eberts
                                        Title: Managing Director
                                               Attorney-in-Fact


                                    CITICORP NORTH AMERICA, INC.


                                    By:   /s/ Scot P. French
                                        ----------------------------
                                        Name:  Scot P. French
                                        Title: Managing Director/Vice
                                               President


                                    AP INPHONIC HOLDINGS, LLC


                                    By:   /s/ David J. Berkman
                                        ----------------------------
                                        Name:  David J. Berkman
                                        Title: Managing Partner

                                                                     EXHIBIT A

                          Form of Warrant Certificate

                                     [Face]

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAW, OR
            (II) ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT, OR APPLICABLE STATE SECURITIES LAW, RELATING TO THE DISPOSITION OF SECURITIES, INCLUDING RULE 144.

[Date]

No.                                                                Warrants
   -----                                                   -------
                            Warrant Certificate
                               INPHONIC, INC.

          This Warrant Certificate certifies that _____________, or registered assigns, is the registered holder of __________ Warrants (the "Warrants") to purchase an aggregate of __________ shares of Common Stock, par value $.01 per share (the "Common Stock"), of InPhonic, Inc., a Delaware corporation (the "Company"). Each Common Stock Warrant entitles the holder upon exercise to purchase from the Company at any time after the date hereof and prior to the close of business on November 7, 2011 (or, if such day is not a Business Day, the next succeeding Business Day) (the "Expiration Date") one (1) fully paid and non-assessable shares of Common Stock (a "Warrant Share") upon surrender of this Warrant Certificate and payment in full for such Warrant Share at the Register Office of the Company, subject to the conditions set forth herein and in the Warrant Agreement referred to on the reverse hereof. The number of Warrant Shares purchasable upon exercise thereof is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

          Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof, which provisions shall for all purposes have the same effect as though fully set forth at this place.

          THIS WARRANT CERTIFICATE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE NY GENERAL OBLIGATION LAW).

          IN WITNESS WHEREOF, InPhonic, Inc., has caused this Warrant Certificate to be signed by its duly authorized officer as of the date first above written.

                              INPHONIC, INC., a Delaware corporation

                              By:
                                 ----------------------------------
                                 Name:
                                 Title:

                        Form of Warrant Certificate

                                 [Reverse]

          The Warrants evidenced by this Warrant are part of a duly authorized issue of Warrants entitling the holder on exercise or exchange to receive shares of Common Stock of the Company, and are issued or to be issued pursuant to a Warrant Agreement, dated as of November 7, 2006 (the "Warrant Agreement"), between the Company and the other parties thereto, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants. All terms not otherwise defined herein shall have the meanings set forth in the Warrant Agreement. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.

          Warrants may be exercised or exchanged at any time after the date hereof and prior to the close of business on the Expiration Date. The holder of Warrants evidenced by this Warrant Certificate may exercise such Warrants by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment to the Company of the Exercise Price for each Warrant then exercised. In addition, the holder of the Warrants may exchange the Warrants, in whole or in part and at any time or times, into Common Stock by surrendering to the Company this Warrant Certificate with the form of notice of exchange set forth hereon properly completed and executed. In the event that upon any exercise or exchange of Warrants evidenced hereby the number of Warrants exercised or exchanged shall be less than the total number of Warrants evidenced hereby, there shall be issued prior to the close of business on the Exercise Date to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised or exchanged. No adjustment shall be made for any dividends on any Common Stock issuable upon exercise or exchange of this Warrant.

          The Warrant Agreement provides that upon the occurrence of certain events the number of Warrant Shares may, subject to certain conditions, be adjusted. The Company will not be required to issue fractional Warrant Shares on the exchange of Warrants, although it may do so in its sole discretion. If fractional shares are not issued, the Company will pay the cash value of such fractional shares as determined in accordance with the provisions of the Warrant Agreement.

          Warrant certificates, when surrendered at the Register Office of the Company by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant
Agreement, but without payment of any service charge, for another Warrant certificate or Warrant certificates of like tenor evidencing in the aggregate a like number of Warrants.

          Upon due presentation for registration of transfer of this Warrant certificate at the office of the Company, a new Warrant certificate or Warrant certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

          The Company may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise or exchange hereof, of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant certificate entitles any holder hereof to any rights of a stockholder of the Company.

                        Form of Election to Purchase

                 (To Be Executed Upon Exercise of Warrant)

          The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant certificate, to receive pursuant to the terms hereof and Section 8 of the Warrant Agreement [insert number] shares of Common Stock and hereby tenders for payment for such shares to the order of InPhonic, Inc. cash in the amount of $____________, in accordance with the terms hereof and the Warrant Agreement.

          The undersigned requests that a certificate for such shares be registered in the name of _____________________________________, whose address is _________________________________ and that such shares be delivered to ______________________________ whose address is
________________________.

          If said number of Warrant Shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant certificate representing the remaining balance of such shares be registered in the name of _________________________, whose address is __________________________, and that such Warrant certificate be delivered to __________________________, whose address is
_____________________________.



                                        ---------------------------------
                                                  (Signature)

Date:
     --------------------

                         Form of Notice of Exchange

                 (To Be Executed Upon Exchange of Warrant)

          The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant certificate, to exchange pursuant to the terms hereof and Section 8 of the Warrant Agreement_[insert number] of the Warrants represented hereby into the number of shares of Common Stock determined in accordance with the terms hereof and the Warrant Agreement.

          The undersigned requests that a certificate for such shares be registered in the name of _____________________________________, whose address is _________________________________ and that such shares be delivered to ______________________________ whose address is
________________________.

          If said number of Warrant Shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant certificate representing the remaining balance of such shares be registered in the name of _________________________, whose address is __________________________, and that such Warrant certificate be delivered to __________________________, whose address is
_____________________________.



                                        ---------------------------------
                                                  (Signature)

Date:
     --------------------

                                                                  EXHIBIT B

                              Form of Transfer

                 (To Be Executed Upon Transfer of Warrant)

          FOR VALUE RECEIVED, the undersigned registered holder of this Warrant certificate hereby sells, assigns and transfers unto the Assignee(s) named below (including the undersigned with respect to any Warrants constituting a part of the Warrants evidenced by this Warrant certificate not being assigned hereby) all of the rights of the undersigned under this Warrant certificate, with respect to the number of Warrants set forth below:

Name of Assignee(s)  Address       Social Security, EIN    Number of Warrants
                                   or other identifying
                                   number of assignee(s)

and does hereby irrevocably constitute and appoint the Company as the undersigned's attorney to make such transfer on the register maintained by the Company for that purpose, with full power of substitution in the premises.

Date:


-----------------------------------
 (Signature of Registered Holder)


-----------------------------------
        (Street Address)

-----------------------------------
    (City)     (State)  (Zip Code)

                                                                 SCHEDULE A

                         Issuance of Warrant Shares
                         --------------------------


                                                            NUMBER OF WARRANTS
------------------------------------------------------------------------------

GOLDMAN, SACHS & CO.                                                687,500
One New York Plaza
New York, New York 10004
Facsimile no.:  212.256.5474 or 212.256.4104
Attention:  Nick Advani and Connie Shoemaker

CITICORP NORTH AMERICA, INC.                                        250,000
2 Penns Way, Suite 100
New Castle, DE 19720

AP INPHONIC HOLDINGS, LLC                                           312,500
c/o Liberty Associated Partners, LP
3 Bala Plaza East, Suite 502
Bala Cynwyd, PA 19004
Attn:  Scott G. Bruce, Managing Director
Tel: 610-660-4910
Fax: 610-660-4920

TOTAL                                                             1,250,000